UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
February 21, 2014

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)
RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	333-189057-01 (Commission File Number)	94-2969738 (I.R.S. Employer Identification No.)

8905 Towne Centre Drive, Suite 108 San Diego, California	92122 (Zip Code)
Registrant's telephone number, including area code: (858) 677-0900
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2014, the Compensation Committee (the "Committee") of the Board of Directors of Retail Opportunity Investments Corp. (the "Company") approved the establishment of a 2014 Annual Cash Incentive Plan (the "Plan") for the Company's executive officers and senior management that formulaically ties 2014 annual cash incentive bonus payouts to the Company's financial and strategic performance and, in certain cases, individual performance objectives.  The Plan provides for threshold, target and maximum performance levels with respect to each of the financial and strategic performance criteria.

The financial and strategic performance criteria include funds from operations per share, asset growth, absolute total return to stockholders, relative total return to stockholders, capital raising, dividend growth, year-end leased occupancy and same-store net operating income growth.  Each of the criteria has been assigned a weighting for use in the calculation of bonus payouts.  The Plan provides that a portion of the 2014 annual cash bonus will have a discretionary element, and be determined by reference to criteria determined by the Compensation Committee.

The threshold, target and maximum cash bonuses for the executive officers as a percentage of such executive officer's base salary are shown below.  Whether any of the threshold, target or maximum bonus levels are attained will be calculated by the Committee based on achievement of the criteria described above, including the discretionary component of the Plan, and the weighting of each criterion.

	2014 Cash Bonus Percentage Levels
Executive	Threshold	Target	Maximum
Stuart Tanz	75%	125%	175%
Michael Haines	75%	100%	125%
Richard Schoebel	75%	100%	125%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: February 27, 2014	By:	/s/ Michael B. Haines
Michael B. Haines Chief Financial Officer

RETAIL OPPORTUNITY INVESTMENTS PARTNERSHIP, LP

By: RETAIL OPPORTUNITY INVESTMENTS GP,
LLC, its general partner

	By:	/s/ Michael B. Haines
Michael B. Haines Chief Financial Officer